Exhibit 99.3

Fellow Employee,

I am very pleased to announce that H.I.G. Capital has signed an agreement to invest in our Company. Our anticipated partnership with H.I.G. Capital, a leading global private equity and alternative assets investment firm with $42 billion of equity capital under management, fits perfectly with our long-term goals to further expand SMTC’s EMS leadership position. The transaction, which is subject to the receipt of SMTC stockholder approval, antitrust clearance, and customary closing conditions, is expected to close by the second quarter of 2021, and provides SMTC with a long-term partner with an extensive track record of supporting its portfolio companies with operational expertise, technology and financial management experience. Together, we believe we can capitalize on strategic growth opportunities, while continuing to meet the needs of our customers by delivering high-quality, innovative solutions and services.

As you know, community matters at SMTC. Customer satisfaction remains a top priority, as does respect for and support of our employees and local communities. The leadership team and reporting structure are expected to remain in place in connection with the merger. We also expect our day-to-day operations to stay consistent, as we work together to continue to grow.

More information about today’s announcement is available in today’s public press release which is available at https://www.smtc.com/news-media/press-releases. As we move forward, we will continue to provide timely internal updates.

We’re obviously very excited about our merger with H.I.G. Capital. We believe the best years for SMTC are ahead of us. Together with H.I.G., we can do great things as we build an even stronger Company that strives to exceed our customers’ expectations with superior service and take care of our employees.

Eddie Smith

President & CEO

SMTC Corporation

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